UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2019

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6615	95-2594729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26600 Telegraph Road, Suite 400 Southfield, Michigan		48033
(Address of principal executive offices)		(Zip Code)

(818) 781-4973

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 1, 2019, Superior Industries International, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Timothy C. McQuay with respect to his employment as interim Executive Chairman of the Board of Directors of the Company (the “Board”), which began on December 12, 2018. As Executive Chairman of the Board and until the Company hires a new Chief Executive Officer, Mr. McQuay will perform services for the Company and have the duties that are customarily associated with the role of principal executive officer. In such position, Mr. McQuay will receive a base salary of $50,000 per month, and the Company will reimburse Mr. McQuay for all reasonable expenses incurred by him in connection with the performance of his duties under the Agreement.

Mr. McQuay’s employment as Executive Chairman of the Board will terminate 30 days following Mr. McQuay’s provision of notice to the Company of his resignation, upon his termination from the Board, or upon his death. Upon a termination of his employment for any reason, Mr. McQuay will solely be entitled to receive any accrued compensation and benefits through his termination date and reimbursement of any outstanding but unreimbursed expenses.

The description of the Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein. Unless otherwise specified, capitalized terms used above without definition have the meanings set forth in the Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	Executive Employment Agreement, dated February 1, 2019, between Superior Industries International, Inc. and Timothy C. McQuay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Date: February 4, 2019	By:	/s/ Matti Masanovich
Matti Masanovich
Executive Vice President and Chief Financial Officer